Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-239750), Form S-3 (Nos. 333-251177, 333-239845, 333-234787, 333-233433, 333-254535 and 333-257776) and Form S-8 (Nos. 333-253339, 333-261040, and 333-228327) of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated March 11, 2022, relating to the consolidated financial statements of Summit Wireless Technologies, Inc., which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California

March 11, 2022